Exhibit 99(a)(1)(F)

SUPPLEMENT TO
OFFER TO PURCHASE FOR CASH
by
Collabrium Japan Acquisition Corporation
of
Up to 3,253,818 of its Ordinary Shares
at a Purchase Price of $10.32619 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, JANUARY 23, 2014, UNLESS THE OFFER IS OTHERWISE EXTENDED.

The date of this Supplement to Offer to Purchase for Cash is January 2, 2014.

Collabrium Japan Acquisition Corporation (“Collabrium,” “we,” “us” or “our”) hereby amends and supplements its offer to purchase up to 3,253,818 of Collabrium’s issued and outstanding ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of $10.32619 per share, net to the seller in cash, without interest (the “Share Purchase Price” or “Purchase Price”), for a total Purchase Price of up to $33,599,542.89, upon the terms and subject to certain conditions described in the Offer to Purchase for Cash dated December 23, 2013 (the “Offer to Purchase”) and in the letter of transmittal for the Ordinary Shares (the “Letter of Transmittal”).

The terms and conditions of the Offer set forth in the Offer to Purchase remain applicable in all respects to the Offer, except to the extent modified by this Supplement to Offer to Purchase for Cash (the “Supplement”) (which, together with the Offer to Purchase and the Letter of Transmittal, as they may hereafter be amended or supplemented from time to time, constitute the “Offer”). Where information in the Offer to Purchase is in conflict with, is supplemented by or replaced by information in this Supplement, the information provided in this Supplement shall govern. Capitalized terms used in this Supplement but not otherwise defined have the meanings ascribed to those terms in the Offer to Purchase. EXCEPT AS DESCRIBED IN THIS SUPPLEMENT, ALL TERMS AND CONDITIONS OF THE OFFER REMAIN UNCHANGED.

If more than 3,253,818 Ordinary Shares are validly tendered and not properly withdrawn or if the Company has less than $5,000,001 in net tangible assets immediately prior to the Expiration Date (after taking into account the payment of the aggregate Purchase Price to the holders who have properly tendered and not withdrawn their shares in the Offer and after taking into account the Company’s expenses and other liabilities incurred as of the time immediately prior to the Expiration Date), we will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 3,253,818 Ordinary Shares are validly tendered and not properly withdrawn in the Offer. If we terminate the Offer, we will NOT purchase any Ordinary Shares pursuant to the Offer.

Purchase Price

The Purchase Price in the Offer will be exactly $10.32619. The Offer to Purchase and the Letter of Transmittal are hereby amended as follows to reflect the Purchase Price, without qualifying it as approximate:

•	All occurrences of the text “approximately $10.326” in relation to the Purchase Price are hereby amended to read “$10.32619”.

Maximum Number of Shares

The maximum number of shares that may be validly tendered and not properly withdrawn in the Offer in order to meet the Maximum Tender Condition will be exactly 3,253,818 shares and such number will not be subject to adjustment. The Offer to Purchase and Letter of Transmittal are hereby amended as follows to reflect such maximum number of shares, without qualifying such number as subject to adjustment:

•
All occurrences of the text “subject to adjustment” and “in each case subject to adjustment” in relation to the maximum number of shares and the maximum aggregate Purchase Price are hereby deleted in their entirety.

•	All occurrences of the text “approximately $33,598,925” in relation to the maximum aggregate Purchase Price are hereby amended to read “$33,599,542.89”.

•
The text “with the number of shares and the total Purchase Price subject to adjustment as described in “The Offer and Extension — Number of Ordinary Shares; Share Purchase Price; No Proration,”” that appears in the first paragraph on the cover page of the Offer to Purchase is hereby deleted in its entirety.

•
The text “, subject to adjustment to account for expenses incurred and other liabilities of ours at the completion of the Offer, so that we have net tangible assets of at least $5,000,001 after the Offer” that appears under the question “What if more than 3,253,818 Ordinary Shares, subject to adjustment, are validly tendered in this Offer?” on page 5 of the Offer to Purchase is hereby deleted in its entirety.

•
The text “The maximum number of Ordinary Shares that we will purchase and the aggregate Purchase Price are subject to adjustment to account for expenses incurred and other liabilities of ours at the completion of the Offer, so that we have net tangible assets of at least $5,000,001 after the Offer.” that appears under the section “The Offer and Extension—Number of Ordinary Shares; Share Purchase Price; No Proration—Number of Ordinary Shares” on page 22 of the Offer to Purchase is hereby deleted in its entirety.

Acceptance of Tenders

The Offer to Purchase is hereby amended as follows to clarify that, subject to the terms and conditions of the Offer, tenders will be accepted from all holders of Ordinary Shares as required by Rule 13e-4 promulgated under the Exchange Act:

•	The text “, nor will tenders be accepted from or on behalf of,” that appears in the last sentence of the third full paragraph on page iv of the Offer to Purchase is hereby deleted.

•
The text “or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful” that appears in the second sentence of the first full paragraph under the section “The Offer and Extension— Procedures for Tendering Shares—Determination of Validity; Rejection of Ordinary Shares; Waiver of Defects; No Obligation to Give Notice of Defects” on page 26 of the Offer to Purchase is hereby deleted.

•
The text “, nor will tenders be accepted from or on behalf of,” that appears in the last sentence of the first full paragraph under the section “The Offer and Extension—Miscellaneous” on page 37 of the Offer to Purchase is hereby deleted.

Forward-Looking Statements

The Offer to Purchase is hereby amended as follows to clarify that we will update or revise forward-looking statements as required under Rule 13e-4 promulgated under the Exchange Act:

•	The third full paragraph in the section “Forward Looking Statements” on page 12 of the Offer to Purchase is hereby deleted in its entirety and replaced with the following:

“Except as may be required by Rule 13e-4 promulgated under the Exchange Act and by other applicable securities laws, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of the Offer to Purchase, whether as a result of new information, future events or otherwise.”

Risk Factors

The Offer to Purchase is hereby amended as follows to clarify that claims by third parties will not reduce the Purchase Price in the Offer:

•
The risk factor “If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than approximately $10.326 per share” that appears on page 14 of the Offer to Purchase is hereby deleted in its entirety and replaced with the following:

“If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders in the Second Tender Offer or upon our liquidation may be less than approximately $10.326 per share.”

“Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Although we have and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses in the future to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.”

“Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the required time frame, or upon the exercise of a redemption right in connection with this Offer or the Second Tender Offer, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. The provision for payment of claims of creditors will not under any circumstances reduce the Purchase Price for the Ordinary Shares in this Offer, but may affect whether the Net Tangible Assets Conditions is satisfied. The provision for payment of claims of creditors may, however, reduce the per-share redemption amount received by shareholders in the Second Tender Offer or upon our liquidation.”

“By letter agreement executed in connection with our IPO, Koji Fusa, our chief executive officer, and Andrew Williams, our chairman of the board, have agreed that they will be jointly and severally liable to us, if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a business combination, reduce the amounts in the trust account to below approximately $10.326 per share except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account (even if such waiver is deemed to be unenforceable) and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked Messrs. Fusa or Williams to reserve for such indemnification obligations and they may not be able to satisfy those obligations. We have not independently verified whether Messrs. Fusa or Williams has sufficient funds to satisfy the potential indemnity obligation and, therefore, they may not be able to satisfy the obligation.”

Conditions to the Offer

The Offer to Purchase is hereby amended as follows to clarify that all conditions to the Offer must be satisfied or waived as of the Expiration Date:

•
The text “or immediately prior to such payment” that appears in the first sentence of the first full paragraph under the section “The Offer and Extension—Conditions of the Extension and the Offer” on page 29 of the Offer to Purchase is hereby deleted.

Additional Condition to the Offer

We also are including an additional condition to the Offer requiring that the Company have at least $5,000,001 in net tangible assets immediately prior to the expiration of the Offer. We may not waive this condition. Accordingly, we are providing the following supplemental information regarding such non-waivable condition:

Summary Term Sheet

Additional Conditions of the Offer
Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn prior to the Expiration Date is conditioned upon, in addition to the Maximum Tender Condition and the other conditions set forth in the Offer to Purchase, our having net tangible assets of no less than $5,000,001 immediately prior to the Expiration Date, after taking into account the payment of the aggregate Purchase Price to the holders who have properly tendered and not withdrawn their shares in the Offer and after taking into account the Company’s expenses and other liabilities incurred as of the time immediately prior to the Expiration Date.

Questions and Answers

Q.	Are there additional significant conditions to the Offer?

A.
Yes. Our obligation to purchase Ordinary Shares validly tendered and not properly withdrawn prior to the Expiration Date is conditioned upon, in addition to the Maximum Tender Condition and the other conditions set forth in the Offer to Purchase, our having net tangible assets of no less than $5,000,001 immediately prior to the Expiration Date, after taking into account the payment of the aggregate Purchase Price to the holders who have properly tendered and not withdrawn their shares in the Offer and after taking into account the Company’s expenses and other liabilities incurred as of the time immediately prior to the Expiration Date (the “Net Tangible Assets Condition”). The Net Tangible Assets Condition, like the Maximum Tender Condition, may not be waived.

Risk Factors

If the Net Tangible Assets Condition is not met we may terminate the Offer.

We plan to use the cash available from the funds held in the Trust Account to purchase the Shares validly tendered and not properly withdrawn pursuant to the Offer. However, if the Net Tangible Assets Condition is not satisfied, we will not be able to access the funds held in the Trust Account and thus will need to terminate or extend the Offer.

The Additional Condition

The Extension is being obtained in accordance with the terms of our Charter, which states that we shall conduct this Offer in accordance with the Exchange Act and shall accept the Public Shares validly tendered and not properly withdrawn pursuant to the Offer only if the purchases in connection with the Extension would not cause us to have net tangible assets of less than $5,000,001 immediately prior to the Expiration Date, after taking into account the payment of the aggregate Purchase Price to the holders who have properly tendered and not withdrawn their shares in the Offer and after taking into account the Company’s expenses and other liabilities incurred as of the time immediately prior to the Expiration Date, which is sometimes referred to herein as the “Net Tangible Assets Condition.”

Accordingly, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Collabrium to extend, terminate or modify the Offer, Collabrium (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 13e-4(f)(5) and Rule 14e-1(c) under the Exchange Act (relating to the obligation of Collabrium to pay for or return tendered Ordinary Shares promptly after termination or withdrawal, respectively, of the Offer)), pay for, or may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Ordinary Shares and (ii) may terminate or amend the Offer as to Ordinary Shares not then paid for, in the event that at the then-scheduled Expiration Date the Net Tangible Assets Condition has not been satisfied. The Net Tangible Assets Condition may not be waived.

The Net Tangible Assets Condition is in addition to, and does not modify, replace or supersede, the other conditions of the Offer set forth in the Offer to Purchase. Our obligation to purchase Ordinary Shares in the Offer remains subject to all such conditions, including the Maximum Tender Condition.

The offer conditions, including the Net Tangible Assets Conditions and the other conditions set forth in the Offer to Purchase, may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived, in whole or in part (except as otherwise provided above), at any time and from time to time. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, including the Net Tangible Assets Condition, must have been satisfied or waived prior to the Expiration Date. In certain circumstances, if the conditions described above are waived, we may be required to extend the Expiration Date. Any determination concerning the events described above will be final and binding on all parties, subject to a shareholder’s right to challenge our determination in a court of competent jurisdiction.

If the Net Tangible Assets Condition is not satisfied, we may amend, terminate or extend the Offer until January 24, 2014. If we terminate the Offer, we will NOT: (1) purchase any Ordinary Shares pursuant to the Offer or (2) be able to take advantage of the 90-day Extension, and we will promptly return all Ordinary Shares delivered pursuant to the Offer at our expense. In such event, we will not be able to consummate an initial business combination by January 24, 2014 and we will, as promptly as reasonably possible after such date, but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the trust account (net of taxes payable), pro rata to our Public Shareholders by way of redemption, and cease all operations except for the purposes of winding up of our affairs. In no event shall payment for Ordinary Shares tendered be made unless the Net Tangible Assets Condition has been satisfied.

Winding Up If No Extension Is Obtained

As disclosed in this Supplement and in the Offer to Purchase, if this Offer is terminated, we will be unable to take advantage of the 90-day Extension. In such event, we will not be able to consummate an initial business combination by January 24, 2014 and we will, as promptly as reasonably possible after such date, but not more than ten business days thereafter, distribute the aggregate amount then on deposit in the trust account (net of taxes payable), pro rata to our Public Shareholders by way of redemption, and cease all operations except for the purposes of winding up of our affairs. We are providing the following supplemental information regarding such winding up:

After winding up our affairs, Collabrium will be dissolved and we will cease to exist as a legal entity.

Letter of Transmittal

The Letter of Transmittal is being amended and supplemented as described above. Any shareholders tendering in the Offer should complete the existing Letter of Transmittal (to the extent required) but such shareholders will be deemed to have submitted the Letter of Transmittal as amended pursuant to this Supplement.

The Offer to Purchase and this Supplement contain important information which should be read carefully before any decision is made with respect to the Offer.

Collabrium Japan Acquisition Corporation
January 2, 2014